Filed Pursuant to Rule 424(b)(3)
File No. 333-235356
Maximum Offering of 60,896,156 Shares
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Supplement No. 4 dated August 4, 2022
to the
Prospectus dated April 25, 2022
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This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of Priority Income Fund, Inc. (the “Company”) dated April 25, 2022, as amended or supplemented (the “Common Stock Prospectus”). Capitalized terms used but not defined herein shall have the same meaning given them in the Common Stock Prospectus.
You should carefully consider the “Risk Factors” beginning on page 39 of the Prospectus before you decide to invest.
Monthly Net Asset Value Determination

In connection with our monthly net asset value determination, as provided in our valuation policies and procedures, we are announcing that the estimated net asset value of our investment portfolio as of July 31, 2022 is $11.75 per share of our common stock.
Change in Public Offering Price

In connection with our monthly net asset value determination, we are announcing a change in the public offering prices of our common stock as follows: $12.66 per share designated as “Class R,” $11.90 per share designated as “Class RIA,” and $11.81 per share designated as “Class I” from $12.98 per share designated as “Class R,” $12.20 per share designated as “Class RIA,” and $12.10 per share designated as “Class I.” Although we use “Class” designations to indicate our differing sales load structures, the Company does not operate as a multi-class fund. The change in the public offering price is effective as of our August 5, 2022 weekly closing and first applied to subscriptions received from July 29, 2022 through August 4, 2022.

Change in Distribution Reinvestment Price

Reinvested distributions will purchase shares at a price equal to 95% of the price that shares are sold in the offering at the closing immediately following the distribution payment date. In connection with the change in the public offering prices of our common stock, we are announcing a change in the expected distribution reinvestment price to $11.22 from $11.50 as of the August 1, 2022 distribution.